Exhibit 10.1

August 1, 2016

Compass Group Diversified Holdings LLC
61 Wilton Road
2nd Floor
Westport, Connecticut 06880
Attention:     Ryan Faulkingham
Chief Financial Officer

Re:    $150 Million Incremental Term Facility
Ladies and Gentlemen:
Reference is made to the Credit Agreement (as amended prior to the date hereof, the “Credit Agreement”) dated as of June 6, 2014 among Compass Group Diversified Holdings LLC, a Delaware limited liability company (“you” or the “Borrower”), the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
You have advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”) that you intend to acquire (the “Acquisition”) all of the equity interests of 5.11 Acquisition Corp., a Delaware corporation (the “Target”), from the existing shareholders of the Target (the “Sellers”).
You have also advised Bank of America and MLPFS that you intend to finance the Acquisition and the costs and expenses related to the Transaction (as hereinafter defined) from the following sources (and that no financing other than the financing described herein will be required in connection with the Transaction): (a) $150 million term loan facility constituting an Incremental Tranche B Term Facility and (b) the remainder in Revolving Loans (the “Revolving Loan Borrowing”). The Acquisition, the funding of the Incremental Term B Facility (defined below), the funding of the Revolving Loan Borrowing and all related transactions are hereinafter collectively referred to as the “Transaction”.
In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide the full principal amount of an $150 million Incremental Tranche B Term Facility that is on identical terms as the outstanding Term Loan (the “Incremental Term B Facility”) and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Incremental Term B Facility, all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”). MLPFS is pleased to advise you of its willingness, as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Incremental Term B Facility, to form a syndicate of financial institutions and institutional lenders (including Bank of America) (collectively, the “Lenders”) in consultation with you for the Incremental Term B Facility.
Bank of America will act as sole Administrative Agent for the Incremental Term B Facility and MLPFS will act as sole Lead Arranger for the Incremental Term B Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our prior written approval. You hereby agree that, effective upon your acceptance of this Commitment Letter and continuing through January 29, 2017, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate any component of the Incremental Term B Facility or any other senior financing similar to or as a replacement of any component of the Incremental Term B Facility.
The commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth on Exhibit A hereto.
MLPFS intends to commence syndication of the Incremental Term B Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter (defined below). Until the earlier of (x) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (y) the date that is 90 days after the Closing Date (defined below) (such earlier date, the “Syndication Date”), you agree to actively assist MLPFS in achieving a syndication of the Incremental Term B Facility that is satisfactory to MLPFS and you. Such assistance shall include your (a) providing and causing your advisors to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you, the Target and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), (b) assisting in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Incremental Term B Facility (collectively with any summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of MLPFS benefit materially from your existing banking relationships, (d) procuring a rating for the Incremental Term B Facility from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. prior to the launch of the syndication and (e) otherwise assisting Bank of America and MLPFS as reasonably requested in their syndication efforts, including by making your officers and advisors, and using commercially reasonable efforts to make the officers and advisors of the Target, reasonably available from time to time to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries at one or more meetings of prospective Lenders.
It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Incremental Term B Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of Bank of America and MLPFS.
You represent, warrant and covenant that (a) all financial projections concerning the Borrower and its subsidiaries or the Target and its subsidiaries that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you, the Target or any of your or its representatives (or on your or its behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you, the Target or any of your or its representatives (or on your or its behalf) in connection with any aspect of the Transactions, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with further and supplemental information from time to time until the later of (x) the date of the initial borrowing under the Incremental Term B Facility (the “Closing Date”) and (y) the Syndication Date so that the representation, warranty and covenant in the immediately preceding sentence are correct on the later of the Closing Date and the Syndication Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date. In issuing this commitment and in arranging and syndicating the Incremental Term B Facility, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.
You acknowledge that (a) MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, the Target or your or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
At our request, before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
You agree, so long as you are the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or are actively contemplating issuing any such securities, that MLPFS and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise MLPFS and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Incremental Term B Facility’s terms and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Incremental Term B Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then MLPFS and Bank of America will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.
By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen, PLLC, as counsel to the Lead Arranger and the Administrative Agent, and (b) reasonable due diligence expenses) incurred in connection with the Incremental Term B Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other aspect of the Transactions. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You agree to indemnify and hold harmless Bank of America, each Lender, MLPFS and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or (b) the Incremental Term B Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and non-appealable judgment of a court of competent jurisdiction.

This Commitment Letter and the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Incremental Term B Facility or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter but not the Fee Letter (a) on a confidential basis to the board of directors and advisors of the Target and the Sellers in connection with their consideration of the Acquisition and (b) after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.
Each of Bank of America and MLPFS shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent either Bank of America or MLPFS from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case Bank of America and MLPFS agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over Bank of America, MLPFS or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by Bank of America or MLPFS, (iv) to Bank of America’s and MLPFS’ respective affiliates, and their and such affiliates’ respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by Bank of America or MLPFS from a third party that is not to Bank of America’s or MLPFS’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by Bank of America or MLPFS or (viii) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and Bank of America and MLPFS, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that Bank of America and MLPFS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and MLPFS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Incremental Term B Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) Bank of America and MLPFS each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof. Each of Bank of America, MLPFS and you hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter and the Transactions and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the Fee Letter shall affect any right that Bank of America, MLPFS or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letter and/or the Transactions in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of Bank of America, MLPFS and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of Bank of America, MLPFS and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment. The commitments and undertakings of Bank of America and MLPFS may be terminated by us if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.
The provisions of the immediately preceding seven paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Incremental Term B Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic means (such as by email in “pdf” format) shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Incremental Term B Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of MLPFS hereunder are not limited to those set forth herein. Those matters that are not covered or made clear herein or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided, that MLPFS may, without notice to the Borrower, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.
This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 11:59 p.m. Eastern time on August 1, 2016 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) October 29, 2016, unless the Closing Date occurs on or prior thereto, (b) the closing of the Acquisition without the use of the Senior Credit Facilities and (c) the acceptance by the Target or any of its affiliates of an offer for all or any substantial part of the capital stock or property and assets of the Target and its subsidiaries other than as part of the Acquisition.
[SIGNATURE PAGES FOLLOW]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
BANK OF AMERICA, N.A.

By:    /s/ Christopher T. Phelan
Name: Christopher T. Phelan
Title:    Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:    /s/ James Dallas
Name:    James Dallas
Title:    Director

Accepted and agreed to as of the date first above written:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company

By:    /s/ Ryan Faulkingham
Name:    Ryan Faulkingham
Title:    Chief Financial Officer

EXHIBIT A

CONDITIONS PRECEDENT TO INCREMENTAL TERM B FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

The advance of the Incremental Term B Facility will be subject to satisfaction of each of the following:
(a)    Amendment Documentation. The negotiation, execution and delivery of an Incremental Facility Amendment for the Incremental Term B Facility by the Borrower, the Administrative Agent and Bank of America.
(b)    Satisfaction of Conditions under the Credit Agreement. The satisfaction of each of the conditions to the establishment and funding of the Incremental Term B Facility as an “Incremental Tranche B Term Facility” under Section 2.01(c) of the Credit Agreement as in effect on the date of the Commitment Letter and the satisfaction of each of the conditions to funding the Incremental Term B Facility in Section 4.02 of the Credit Agreement as in effect on the date of the Commitment Letter.
(c)    Funding of Revolving Loans under the Credit Agreement. The Revolving Loan Borrowing shall have been, or shall concurrently with the funding of the Incremental Term B Facility be, funded to the Borrower.
(d)    Acquisition.
(i)    The Acquisition shall have been, or shall concurrently with the funding of the Incremental Term B Facility be, consummated in accordance with the terms of the Agreement and Plan of Merger dated as of July 29, 2016 the Borrower, 5.11 ABR Corp., 5.11 ABR Merger Corp. (“Merger Sub”), the Target and TA Associates Management, L.P., as Securityholders’ Agent (as may, subject to paragraph (d)(ii) below, be amended, supplemented or other modified from time to time, the “Acquisition Agreement”) and the other documents, agreements and instruments relating thereto (together with the Acquisition Agreement, the “Acquisition Documents”), and the Administrative Agent shall have received evidence satisfactory to it that merger of Merger Sub with and into the Company is, or shall concurrently with the funding of the Incremental Term B Facility be, effective.
(ii)    The Acquisition Documents shall not be altered, amended or otherwise changed or supplemented or any condition therein waived in any manner that would be materially adverse to the Lenders in their capacities as such without the prior written consent of the Administrative Agent. For purposes of the foregoing condition, it is hereby understood and agreed that any increase or decrease in the aggregate purchase price by more than 10% shall be deemed to be materially adverse to the Lenders.
(iii)    The representations and warranties made by or on behalf of the Target in the Acquisition Documents and which are material to the interests of the Lenders (in their capacities as such) shall be true and correct in all material respects (or, with respect to representations already qualified by concepts of materiality, in all respects) as of the Closing Date, but only to the extent that the Borrower or any of its affiliates has the right to terminate its obligations under the Acquisition Documents or to decline to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Documents.
(iv)    Since the date of Acquisition Agreement, there shall not have been any event, occurrence, state of facts, circumstance, condition, effect or change that has had or would be reasonably expected to have, individually or in the aggregate, a “Material Adverse Effect”. Solely for purposes of this clause (vi) “Material Adverse Effect” has the meaning assigned to such term in the Acquisition Agreement.
(v)    All indebtedness of the Target and its subsidiaries (other than indebtedness permitted by the Credit Agreement) shall have been repaid (or substantially concurrently with the funding of the Incremental

Term B Facility on Closing Date shall be repaid), all commitments with respect thereto shall have been terminated (or substantially concurrently with the funding of the Incremental Term B Facility on Closing Date be terminated) and all liens and security interests securing such indebtedness (other than liens and security interests permitted by the Credit Agreement) shall have been released or terminated (or substantially concurrently with funding of the Incremental Term B Facility on Closing Date shall be released or terminated), or arrangements satisfactory to the Administrative Agent shall have been made with respect to the foregoing.
(vi)    The Administrative Agent shall have received an executed copy of the Acquisition Agreement (including any amendments thereto) and each other primary Acquisition Document requested by the Administrative Agent, in each case with all schedules and exhibits thereto.
(e)    Solvency Certificate. The Administrative Agent shall have received certification from the chief financial officer of the Borrower as to the solvency of the Borrower and its Subsidiaries on a consolidated basis in each case after giving effect to the Transactions.
(f)    Ratings. The Term Loan (after giving effect to the advance of the Incremental Term B Facility as a part of the Term Loan) shall have received a rating from each of Moody’s and S&P and the Borrower shall have received a corporate family/corporate credit rating from each of Moody’s and S&P.
(g)    Marketing Period. The Closing Date shall not occur less than twenty (20) business days (the “Marketing Period”) after the receipt of customary information for completion of the Information Memorandum reasonably requested by the Lead Arranger (the “Required Information”). If at any time you shall in good faith believe that you have provided the Required Information, you may deliver to the Lead Arranger written notice to that effect (stating when you believe you completed any such delivery), in which case you shall be deemed to have delivered the Required Information on the date of such notice and the Marketing Period shall be deemed to have commenced on the date of such notice, unless the Lead Arranger in good faith reasonably believes that you have not completed delivery of the Required Information and, within three (3) business days to that effect (stating with specificity which information you have not delivered for purposes of compliance with this condition only, in which case the Marketing Period shall be deemed to have commenced when such specific items are delivered) (provided that it is understood that the delivery of such written notice from the Lead Arranger to you will not prejudice your right to assert that the Required Information has in fact been delivered).

(i)    Know Your Customer.     The Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information requested by any Lender in writing at least five business days prior to the Closing Date that such Lender determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
(j)    Fees. All fees required to be paid on the Closing Date pursuant to the Fee Letter shall have been paid.
(k)    Expenses. All expenses of the Administrative Agent and the Lead Arranger payable pursuant to the Commitment Letter shall have been paid to the extent invoiced at least one business day prior to the Closing Date.